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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 10, 2003

                              HANOVER DIRECT, INC.
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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-08056
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                            (COMMISSION FILE NUMBER)

            DELAWARE                                         13-0853260
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  (STATE OR OTHER JURISDICTION                           (I.R.S. EMPLOYER
       OF INCORPORATION)                               IDENTIFICATION NUMBER)

         115 RIVER ROAD
      EDGEWATER, NEW JERSEY                                    07020
-----------------------------------                       --------------
      (ADDRESS OF PRINCIPAL                                  (ZIP CODE)
       EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300



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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)
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ITEM 5. OTHER EVENTS.

      On November 10, 2003, Hanover Direct, Inc. (the "Company") entered into a Memorandum of Understanding with Chelsey Direct, LLC ("Chelsey") and Regan Partners, L.P. setting forth the agreement in principle to recapitalize the Company, reconstitute the Board of Directors of the Company and settle outstanding litigation between the Company and Chelsey. The Memorandum of Understanding had been approved by the Transactions Committee of the Board of Directors of the Company.

      The parties agreed to effect within ten days or as soon thereafter as possible a binding Recapitalization Agreement that would, upon the closing of the transactions set forth in the Recapitalization Agreement, exchange 564,819 shares of a newly issued Series C Preferred Stock and 81,857,833 shares of newly issued common stock for the 1,622,111 shares of Series B Preferred Stock currently held by Chelsey, subject to adjustment if the transaction is not consummated by December 17, 2003. If the closing takes place on or before December 17, 2003, the Series C Preferred Stock will have an aggregate liquidation preference of $56,481,900 while the outstanding Series B Preferred Stock has a current aggregate liquidation preference of $112,963,810 and a maximum final liquidation preference of $146,168,422 on August 23, 2005. The new common shares will have an effective issue price of $.69. With the issuance of the new common shares, Chelsey will have a majority equity and voting interest in the Company.

      Upon the execution of the Recapitalization Agreement, the Company will reconstitute the Board to eight members, including four designees of Chelsey. The Recapitalization Agreement is subject to the approval of the Transactions Committee and the Board of Directors of the Company. It is also subject to other consents including the approval of Congress Financial Corporation. The Company intends to prepare and file with the Securities and Exchange Commission and transmit to all equity holders of the Company, as required by Rule 14f-1 of the Securities Exchange Act of 1934, as amended, a statement regarding its intent to effect a change in majority of directors as promptly as practicable. Following the expiration of ten days following the filing and mailing of the statement, the Board of Directors will increase to nine members, with the additional director being a Chelsey designee.

      The proposed Series C Preferred Stock, with a liquidation preference of $100 per share, carries a quarterly dividend, starting on January 1, 2006 at 6% and increasing each year by 1-1/2%. In lieu of cash dividends, the Company may elect to accrue dividends at a rate equal to 1% higher than the annual cash dividend rate. The Series C Preferred Stock has a redemption date of January 1, 2009. The Company shall redeem the maximum number of shares of Series C Preferred Stock as possible with the net proceeds of certain asset and equity sales, including the disposition of the Company's non-core assets, not required to be used to repay Congress Financial Corporation pursuant to the terms of the 19th Amendment to the Loan and Security Agreement, and Chelsey shall be required to accept such redemptions.

      The Recapitalization Agreement will also define the duties of the Transactions Committee and provide for the reconstitution of the committees of the Board of Directors, mutual releases and termination of litigation between the Company and Chelsey, voting agreements between Chelsey and Regan Partners, a major shareholder of the Company, and agreements to recommend certain amendments to the Company's Certificate of Incorporation, including a 10-for-1 reverse stock split and a decrease in the


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par value of the Common Stock from $.66 2/3 per share to $.01 per share, at the first annual meeting of shareholders following the closing.

      If the closing of the Recapitalization Agreement has not occurred by November 30, 2003, then the Company will pay Chelsey $1 million by December 3, 2003. If the closing has not occurred by the close of business on December 17, 2003, then the Memorandum of Understanding shall cease to be effective unless either the Company or Chelsey elects to extend the closing past such date. If the Company makes such an election, the number of shares of Common Stock and Series C Preferred Stock issued to Chelsey in the Recapitalization shall be adjusted pursuant to the terms of the agreement. If Chelsey makes such an election, there shall be no adjustment to the number of shares. In either case, the closing shall occur no later than February 29, 2004.

      The Memorandum of Understanding has been filed as Exhibit 99.2 to this Current Report on Form 8-K. The Company strongly recommends that interested parties refer to it for a full and complete understanding of the terms and conditions of the Memorandum of Understanding.

      On November 10, 2003, the Company issued a press release announcing that it had signed the Memorandum of Understanding. A copy of the press release is attached as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

Exhibit 99.1 - Press Release dated November 10, 2003 of the Company.

Exhibit 99.2 - Memorandum of Understanding among the Company, Chelsey Direct, LLC and Regan Partners, L.P. dated November 10, 2003.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         HANOVER DIRECT, INC.
                                         ---------------------------------------
                                                      (Registrant)

November 10, 2003                         By:    /s/ Brian C. Harriss
                                         ---------------------------------------
                                         Name:  Brian C. Harriss
                                         Title: Executive Vice President,
                                                Human Resources & Legal


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